Exhibit 18

                 Letter Regarding Change in Accounting Principle
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May 6, 2005


Cytec Industries Inc.
Five Garret Mountain Plaza
West Paterson, NJ 07424

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Cytec Industries Inc. (the "Company") for the three months ended March 31, 2005, and have read the Company"s statements contained in Note 1 to the consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for inventories in the United States from the Last-In, First-Out (LIFO) method to the First-In, First-Out (FIFO) method and further states that the newly adopted accounting principle is preferable in the circumstances because, FIFO inventory values presented in the Company's consolidated balance sheet will more accurately reflect the current value of inventory and the change to FIFO for U.S. inventories results in the Company using a uniform method of inventory valuation globally. Additionally, as a result of the acquisition of Surface Specialties, had the Company's existing U.S. operations retained its practice of valuing its inventories on LIFO, less than 35% of the Company's total inventories would have been valued under the LIFO method as of March 31, 2005. Prior to the retroactive restatement for the change in cost method, operations using the LIFO cost method comprised almost 60% of the Company's inventories as of December 31, 2004. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2004, nor have we audited the information set forth in the aforementioned Note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP
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